EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Post-Effective Amendment to Registration Statement No. 333-66986 of Barr Pharmaceuticals, Inc., formerly Barr Laboratories, Inc., on Form S-4 and in Registration Statement Nos. 33-73696, 33-73698, 333-17349, 333-17351, 333-50356, 333-75388, 333-75390, 333-102070 and 333-102072 of Barr Pharmaceuticals, Inc., formerly Barr Laboratories, Inc., on Form S-8 of our report dated September 9, 2005, relating to the financial statements and financial statement schedule of Barr Pharmaceuticals, Inc. and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Barr Pharmaceuticals, Inc. for the year ended June 30, 2005.
/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey
September 9, 2005

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